EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  February 9, 2006

SKYWEST ANNOUNCES FOURTH QUARTER AND
2005 ANNUAL EARNINGS

St. George, Utah—SkyWest, Inc. (SkyWest) (NASDAQ: SKYW) today reported operating revenues of $742.4 million for the quarter ended December 31, 2005, a 127.2% increase, compared to $326.7 million for the same period last year. SkyWest reported net income of $38.7 million for the quarter ended December 31, 2005, or $0.64 per diluted share, an 82.1% increase, compared to $21.2 million of net income or $0.37 per diluted share for the same period last year.

SkyWest reported operating revenues of $2.0 billion for the year ended December 31, 2005, a 69.9% increase, compared to $1.2 billion for the same period last year. SkyWest reported net income of $112.3 million for the year ended December 31, 2005, or $1.90 per diluted share, a 37.0% increase, compared to $82.0 million of net income or $1.40 per diluted share for the same period last year.

On September 7, 2005, SkyWest completed the acquisition of Atlantic Southeast Airlines (ASA) from Delta Air Lines, Inc. for the purchase price of $426.6 million. The total purchase price of $426.6 million and $50 million related to certain aircraft financing deposits were paid to Delta at closing and in December 2005 when Delta obtained authorization from the U.S. Bankruptcy Court to affirm its renegotiated Delta Connection agreements with SkyWest Airlines and ASA. As a result of the acquisition, ASA became a wholly-owned subsidiary of SkyWest and SkyWest’s consolidated operations and financial results for periods subsequent to September 7, 2005, reflect the financial and operating results of ASA (including the addition of 153 aircraft operated by ASA for such periods). The following discussion of the primary items of significance for SkyWest includes the operating activity of ASA during the period of the acquisition date through December 31, 2005.

The primary items of significance affecting SkyWest’s financial performance during the fourth quarter of 2005 are outlined below:

Total operating revenues for the fourth quarter of 2005 increased primarily as a result of a 125.4% increase in available seat miles (ASMs) and due to increased fuel cost reimbursements by SkyWest Airlines’s and ASA’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the fourth quarter of 2005, excluding fuel charges, of $243.2 million or $0.052 per ASM, decreased approximately 8.8% to $0.093 from $0.102 for the same quarter of 2004, primarily as a result of acquiring 30 new 70-seat regional jet aircraft since December 31, 2004.

Total ASMs for the fourth quarter of 2005 increased 125.4% from the fourth quarter of 2004, primarily as a result of SkyWest increasing its fleet size to 380 aircraft as of December 31, 2005, from 210 aircraft as of December 31, 2004. During the quarter, SkyWest took delivery of five new 70-seat regional jet aircraft. At December 31, 2005, SkyWest’s fleet consisted of 306 regional jets (108 United and 198 Delta), 62 EMB-120 aircraft (49 United and 13 Delta) and 12 ATR-72 aircraft (12 Delta). During the fourth quarter of 2005, SkyWest generated 4.72 billion ASMs, compared to 2.09 billion ASMs during the same period of 2004.

On September 14, 2005, Delta together with certain affiliated entities, filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York. On October 6, 2005, the U.S. Bankruptcy Court for the Southern District of New York authorized Delta to assume its obligations under the Delta Connection agreements for both SkyWest Airlines and ASA that were entered into in conjunction with SkyWest’s acquisition of ASA. The court’s approval was not appealed and subsequently, during the quarter ended December 31, 2005, SkyWest released $120 million of the previously escrowed funds deposited by SkyWest at closing of the ASA acquisition.

At December 31, 2005, SkyWest had approximately $324.5 million in cash and marketable securities ($24.8 million restricted cash relating primarily to collateral for worker’s compensation policies and remaining escrow for the ASA acquisition), compared to approximately $549.7 as of December 31, 2004 ($9.2 million restricted cash related to collateral for worker’s compensation policies). During the quarter, SkyWest took delivery of five new 70-seat regional jet aircraft from Bombardier and financed the new aircraft acquisitions with long-term permanent U.S. leveraged leases and third party long-term debt.

SkyWest’s long-term debt was $1.42 billion as of December 31, 2005, compared to $463.2 million at December 31, 2004, as a result of the acquisition of ASA previously noted. SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets. At a 7.0% discount factor, the present value of these lease obligations was approximately $2.1 billion as of December 31, 2005.

Under SkyWest Airlines’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue. However, consistent with the change to a time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2004, SkyWest records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the fourth quarter of 2005, SkyWest collected and recorded as revenue $5.3 million (pretax) under the United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

During the quarter ended December 31, 2005, SkyWest discovered that in January and July 2005 it had issued shares of common stock under its Employee Stock Purchase Plan (the Purchase Plan) that exceeded the number of shares authorized for issuance under the Purchase Plan. On February 8, 2006, after reviewing the issues associated with the over issuance, including SkyWest’s amendment of the SkyWest, Inc. Executive Stock Incentive Plan (the Executive Plan) and the SkyWest, Inc. 2001 Allshare Stock Option Plan (the Allshare Plan) to reduce the number of shares issuable pursuant to those plans by a number that exceeded the number of shares issued in excess of the number of shares authorized pursuant to the Purchase Plan, the staff of The Nasdaq Stock Market notified SkyWest that the issuance of shares of common stock in excess of the number of shares authorized pursuant to the

Purchase Plan was in violation of the shareholder approval rule set forth in Nasdaq Marketplace Rule 4350(i)(1)(A). The Nasdaq staff letter also notified SkyWest that the reduction in the number of shares issuable pursuant to the Executive Plan and the Allshare Plan, both of which had been previously approved by SkyWest shareholders, had the effect of restoring SkyWest’s compliance with Marketplace Rule 4350(i)(1)(A). The Nasdaq staff letter indicates that, as of the date of the letter, the matter is closed.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest. SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest serves a total of approximately 218 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,400 daily departures. This press release and additional information regarding SkyWest and its subsidiaries can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements. “SkyWest” may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry. Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Factors That May Affect Future Results.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating revenues:
Passenger	$734,459	$322,903	$1,938,450	$1,139,580
Ground handling and other	7,905	3,785	25,598	16,464
	742,364	326,688	1,964,048	1,156,044
Operating expenses:
Flying operations	409,328	171,248	1,079,292	577,492
Customer service	94,359	50,656	271,746	180,578
Maintenance	78,989	32,172	186,675	113,537
Depreciation and amortization	45,037	19,369	115,275	76,817
General and administrative	29,281	16,425	90,652	62,844
	656,994	289,870	1,743,640	1,011,268
Operating income	85,370	36,818	220,408	144,776
Other income (expense):
Interest income	2,778	3,496	12,943	10,050
Interest expense	(27,821)	(4,899)	(53,331)	(18,239)
Gain (loss) on sale of marketable securities and equipment	191	—	(394)	—
	(24,852)	(1,403)	(40,782)	(8,189)
Income before income taxes	60,518	35,415	179,626	136,587
Provision for income taxes	21,834	14,166	67,359	54,635
Net income	$38,684	$21,249	$112,267	$81,952

Basic earnings per share	$0.66	$0.37	$1.94	$1.42
Diluted earnings per share	$0.64	$0.37	$1.90	$1.40
Weighted average common shares:
Basic	58,218	57,458	57,851	57,858
Diluted	60,197	57,967	58,933	58,350

Unaudited Operating Highlights

	Three Months Ended December 31,				Year Ended December 31,
Operating Highlights	2005	2004	% Change		2005	2004	% Change

Passengers carried	7,355,036	3,612,943	103.6		20,343,975	13,424,520	51.5
Revenue passenger miles (000)	3,538,828	1,532,583	130.9		9,538,906	5,546,069	72.0
Available seat miles (000)	4,717,972	2,092,730	125.4		12,718,973	7,546,318	68.5
Passenger load factor	75.0%	73.2%	1.8	pts	75.0%	73.5%	1.5	pts
Passenger breakeven load factor	69.2%	66.0%	3.2	pts	68.6%	65.5%	3.1	pts
Yield per revenue passenger mile	$0.208	$0.211	(1.4)		$0.203	$0.205	(1.0)
Revenue per available seat mile	$0.157	$0.156	.6		$0.154	$0.153	.7
Cost per available seat mile	$0.145	$0.141	2.8		$0.141	$0.136	3.7
Fuel cost per available seat mile	$0.052	$0.039	33.3		$0.046	$0.033	39.4
Average passenger trip length	481	424	13.4		469	413	13.6